Maroon Bells Capital Partners, Inc.
                           101 Waukegan Road, Suite 930
                           Lake Bluff, Illinois 60044
                           Tel: 847-295-8490  Fax: 847-295-8035


           Maroon Bells Capital Partners, Inc. Advisory Agreement For
                         WorldPort Communications, Inc.

This Agreement, when executed by both parties, will represent an exclusive Agreement between Maroon Bells Capital Partners, Inc., a Delaware Corporation ("MBCP") and WorldPort communications, Inc. ("WorldPort") for the twelve month period commencing March 7, 1997. During the aforesaid 12-month period (and during subsequent period, if any pursuant to the renewal provisions of this Agreement), MBCP will perform certain financial consulting services for WorldPort. For the purposes of this Agreement, "MBCP" shall refer to MBCP and its affiliates and assignees. WorldPort shall reserve the right to approve of MBCP's affiliates and assignees. For the purposes of the Agreement, "WorldPort" shall refer to WorldPort Communications, Inc. and its subsidiaries, if any.

i.  Services to be Rendered by MBCP
MBCP will perform financial advisory services for WorldPort, including, but not limited to, assisting WorldPort in its financial structuring, equity and debt financing, mergers and acquisitions and corporate partnership development.

MBCP along with appropriate counsel, accountants or other professionals required for a given transaction and approved by WorldPort, will assist WorldPort in the preparation of documentation and financial analysis required to complete the financial transactions referred to in the previous sentence. Such documentation may include business plans, business valuations, promotional materials, prospectuses, press releases and any other corporate financial and public relations documents that are deemed necessary by mutual agreement of WorldPort and MBCP.

MBCP will act in good faith to develop the business of WorldPort as it would its own business and to offer WorldPort advice in areas where the professionals of MBCP hold expertise.




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MBCP/WorldPort Advisory Agreement
March 7, 1997; Page 2

II.  Fees for Services Rendered

  A. Retainer:

       As compensation for its efforts in preparing documentation as described above, conducting required due diligence and financial analysis, and contributing business development recommendations to WorldPort on a regular basis, WorldPort agrees to pay MBCP $10,000 on the first day of the first month following the signing of this Agreement and thereafter on the first day of every month that this Agreement is in effect. In consideration of WorldPort's financial status at the time of execution of this Agreement, MBCP agrees to accrue this retainer (i.e. $10,000.00 per month) until such time as WorldPort has received cumulative gross proceeds of $5 million dollars in equity financing, whereupon WorldPort will pay to MBCP all accrued retainer fees as of the date, and all monthly retainers that subsequently become due. WorldPort acknowledges that as of the date of this Agreement, WorldPort has raised $2.5 million of the $5 million in gross proceeds described in the preceding sentence.

      B. Equity Financing Success Fee:

MBCP will assist WorldPort to obtain equity financing as required by WorldPort under terms and conditions approved by WorldPort. In advance of any such equity financing in which WorldPort requests the assistance of MBCP, WorldPort and MBCP will agree upon a flat fee to be paid to MBCP as compensation for MBCP's assistance in structuring and obtaining such financing. The flat fee may include a combination of cash and stock purchase warrants, to be agreed upon in advance by MBCP and WorldPort, and shall be paid upon the closing of such equity financing.

      C. Debt Financing Success Fee:

MBCP will assist WorldPort to obtain debt or project financing as required by WorldPort under terms and conditions approved by WorldPort. For debt or project financing received by WorldPort with the direct assistance of MBCP or from a source introduced to WorldPort by MBCP, WorldPort will pay MBCP immediately at the close of such debt or project financing in cash equal to 1.5% of the gross proceeds from the financing.

      D. Merger and Acquisition Success Fee:

MBCP will assist WorldPort in mergers and acquisitions wherein WorldPort either acquires control of another corporate entity or sells control in WorldPort to another corporate entity. For such transactions conducted with the assistance of MBCP, WorldPort will pay to MBCP immediately at the close an M&A Success Fee consisting of a (a) $100,000.00 (one hundred thousand dollars) in cash, and (b)



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a Lehman  formula (5% of the 1st million,  4% of the second  million,  3% of the third million, 2% of the fourth million, 1% of all amounts thereafter) for the cash or cash equivalent value of the transaction, except as otherwise agreed to by MBCP and WorldPort. All M&A Success Fees described herein are payable in cash at the closing of each such transaction.

      E.  Currency:

All cash fees paid to MBCP by WorldPort according to the terms of this Agreement will be paid to MBCP in U.S. Dollars, except as otherwise designated in advance by MBCP.

III. Expenses

WorldPort agrees to reimburse MBCP for reasonable and necessary out-of-pocket expenses related to MBCP's performance of the services described in this Agreement (i.e. pre-approved domestic United States and international travel and lodging for MBCP professionals to destinations where WorldPort has requested the presence of MBCP professionals; reasonable and necessary out-of-pocket costs related to due diligence, offering documents, marketing materials, etc.). WorldPort acknowledges that prior to the execution of this Agreement, MBCP has incurred $68,276.96 in reasonable out-of-pocket expenses on behalf of WorldPort and WorldPort agrees to reimburse at least fifty percent (50%) this amount to MBCP upon the execution of this Agreement, with the balance to be paid by WorldPort at the earlier of (a) when WorldPort has received, on a cumulative basis, $5,000,000.00 in gross proceeds from debt or equity financings ($2,500,000.00 of which has been received by WorldPort as of the date of this Agreement) or (b) when WorldPort's financial status warrants and enables the repayment of the balance of the MBCP accrued expenses.

   IV.  MBCP Equity Incentive

WorldPort acknowledges that its Board of Directors may in the future implement a performance-based equity incentive plan, whereby MBCP (and other advisors and agents) may earn equity in WorldPort upon achieving certain business development and growth goals delineated by the Board. WorldPort agrees that MBCP may be compensated and earn equity in WorldPort both through this Agreement and through provisions of any such performance incentive plan that may be implemented by the Board, without conflict.

     V.  Term of Agreement

The term of the Agreement shall be for a 12-month period, commencing upon the execution of this Agreement. This Agreement shall automatically be renewed for an additional 12-month period unless terminated by either party, upon written notice to the other party given prior to the expiration of any applicable 12-month period. Changes in the terms and conditions of this Agreement may be enacted only with the written consent of both parties.




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    VI.  Indemnification

In consideration of this Agreement, WorldPort hereby agrees to indemnify and hold harmless MBCP and its affiliates, the respective directors, officers, principals, partners, agents and employees of MBCP and its affiliates from any and all losses, claims, damages or liabilities (or actions in respect thereof) related to or arising out of WorldPort's actions or omissions taken or omitted in good faith in connection with this engagement save and except for any claims, liabilities, losses, damages or expenses that result solely from bad faith, gross negligence or willful misconduct by MBCP or any of its affiliates or approved assignees. WorldPort will also reimburse MBCP for all reasonable expenses (including legal fees) as they are incurred by MBCP in connection with pending or threatened litigation arising out of this agreement in which MBCP is a party and for which WorldPort is obligated to indemnify MBCP pursuant to the preceding sentence.

MBCP hereby represents and warrants that during the course of its engagement it will not knowingly make any misstatement of material fact or omit to state any material fact necessary to make any statement not misleading, to induce an investor to purchase WorldPort's securities, nor will MBCP take any action deemed to be a general solicitation of securities other than in connection with the transaction contemplated pursuant to this engagement agreement. MBCP hereby agrees to indemnify, defend, and hold harmless WorldPort and its directors, officers, agents and employees from any and all losses, claims, damages or liabilites (or actions in respect thereof) related to or arising out of a breach by MBCP of the representations and warranties made in the preceeding sentence or by any act of gross negligence or intentional misconduct on the part of MBCP or its principals, directors, and employees.

MBCP and WorldPort, and in particular the signatories hereto, affirm that they each have all requisite corporate authority to execute and deliver this engagement agreement for the services contemplated herein, and the execution and delivery of this engagement letter by MBCP and WorldPort and the engagement for performance of services contemplated herein does not constitute a material breach or violate the provisions of any agreement, engagement, law, rule, regulation, or court order to which MBCP or WorldPort or any of their respective assets, properties, or representatives are bound.

   VII.   Arbitration

This engagement agreement is governed and construed under the laws of the United States, and specifically the State of California. Any controversy or claim arising out of or relating to this Agreement, or Breech thereof, shall be settled by arbitration in California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be held within sixty days after Notice of Arbitration is served on either party and the prevailing party shall be entitled to recover its reasonable legal fees and the costs of arbitration from the other party.

   VIII.  Termination; Survivorship Rights for MBCP

This Agreement may be terminated by WorldPort or by MBCP at any time, with or without cause, with sixty (60) days written notice to that effect by the terminating party. If MBCP is terminated by WorldPort without cause MBCP will be entitled to the compensation described in this agreement when and if WorldPort receives proceeds or contributions within eighteen months of such termination from (a) one or more corporate partners, equity investors, or debt financing providers directly introduced to WorldPort by MBCP, or (b) an equity financing conducted by an underwriter or third party investment banking firm directly introduced to WorldPort by MBCP, or (c) a merger or acquisition (including the sale of any or all of WorldPort or its assets) completed with a party introduced to WorldPort by MBCP, or any combination of (a), (b) and (c).




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MBCP/WorldPort Advisory Agreement
March 7, 1997; Page 5

IX. Entire Agreement

This Agreement constitutes the entire Agreement between MBCP and WorldPort relating to the subject matter set forth herein and supersedes any prior agreement between such parties relating to the subject matter set forth herein.

X.  Signatures

By their signatures below, the parties agree to be bound by the terms, conditions, and obligations detailed above, effective upon the Closing.

ACCEPTED FOR WORLDPORT COMMUNICATIONS, INC.:




/s/Edward P. Mooney                                         Date: March 7, 1997
---------------------------
Edward P. Mooney
Chief Executive Officer


ACCEPTED FOR MAROON BELLS CAPITAL PARTNERS, INC. BY:



/s/ Theodore H. Swindells                                   Date: March 7, 1997
---------------------------
Name: Theodore H. Swindells

Its:       Principal